PRESS RELEASE

AbbVie Reports Third-Quarter 2019 Financial Results

•	Reports Third-Quarter Diluted EPS of $1.26 on a GAAP Basis; Adjusted Diluted EPS of $2.33

•	Third-Quarter Net Revenues Were $8.479 Billion, an Increase of 3.0 Percent on a GAAP Basis, or 3.5 Percent Operationally

•
Third-Quarter U.S. HUMIRA Net Revenues Were $3.887 Billion, an Increase of 9.6 Percent; Internationally, HUMIRA Net Revenues Were $1.049 Billion, a Decrease of 33.5 Percent on a Reported Basis, or 31.8 Percent Operationally, Due to Biosimilar Competition

•
Third-Quarter Global Net Revenues From the Hematologic Oncology Portfolio Were $1.478 Billion, an Increase of 38.3 Percent on a Reported Basis, or 38.5 Percent Operationally; Third-Quarter Global IMBRUVICA Net Revenues Were $1.257 Billion, an Increase of 29.3 Percent, with U.S. Net Revenues of $1.042 Billion and International Profit Sharing of $215 Million; Global VENCLEXTA Net Revenues Were $221 Million

•
Advances Pipeline with Regulatory Approval of RINVOQ for Moderate to Severe Rheumatoid Arthritis; Submits a New Drug Application for Elagolix for the Management of Heavy Menstrual Bleeding Associated with Uterine Fibroids

•
Continues to Work Towards Regulatory Approvals for the Proposed Allergan Acquisition; Allergan Shareholders Approve Proposed Acquisition by AbbVie; AbbVie Expects to Close the Transaction in Early 2020

•
Updates 2019 GAAP Diluted EPS Guidance Range From $5.69 to $5.79 to $5.08 to $5.10, Representing Growth of 39.1 Percent at the Midpoint, Inclusive of a Non-cash Charge for SKYRIZI Contingent Consideration Following Regulatory Approvals in the Second Quarter and a Third-Quarter Impairment Charge Related to Intangible Assets Acquired as part of the 2016 Acquisition of Stemcentrx, Inc.; Raises 2019 Adjusted Diluted EPS Guidance Range From $8.82 to $8.92 to $8.90 to $8.92, Representing Growth of 12.6 Percent at the Midpoint

•	Announces 2020 Dividend Increase of 10.3 Percent, Beginning with Dividend Payable in February 2020

NORTH CHICAGO, Ill., November 1, 2019 – AbbVie (NYSE:ABBV) announced financial results for the third quarter ended September 30, 2019.

"Strong performance from our Immunology and Hematologic Oncology portfolios led our growth this quarter. We are also making excellent progress with several key strategic priorities, including the recent launch of our two new immunology therapies - Rinvoq and Skyrizi - both of which are off to an impressive start, as well as continued progress toward the completion of our planned acquisition of Allergan,” said Richard A. Gonzalez, chairman and chief executive officer, AbbVie. “Based on the continued momentum of our portfolio, we are once again raising our full year 2019 EPS guidance range and increasing our dividend."

Note: “Operational” comparisons are presented at constant currency rates and reflect comparative local currency net revenues at the prior year’s foreign exchange rates.

Third-Quarter Results

•	Worldwide net revenues were $8.479 billion, an increase of 3.0 percent on a reported basis, or 3.5 percent operationally.

•
Global HUMIRA net revenues of $4.936 billion decreased 3.7 percent on a reported basis, or 3.2 percent operationally. U.S. HUMIRA net revenues were $3.887 billion, an increase of 9.6 percent. Internationally, HUMIRA net revenues were $1.049 billion, a decrease of 33.5 percent on a reported basis, or 31.8 percent operationally, due to biosimilar competition.

•
Global net revenues from the hematologic oncology portfolio were $1.478 billion, an increase of 38.3 percent on a reported basis, or 38.5 percent operationally. Global IMBRUVICA net revenues were $1.257 billion, an increase of 29.3 percent, with U.S. net revenues of $1.042 billion and international profit sharing of $215 million. Global VENCLEXTA net revenues were $221 million.

•
Global HCV net revenues were $698 million, a decrease of 19.0 percent on a reported basis, or 18.6 percent operationally. In the U.S., HCV net revenues of $368 million decreased 17.0 percent in the quarter. Internationally, HCV net revenues of $330 million decreased 21.2 percent on a reported basis, or 20.4 percent operationally.

•	On a GAAP basis, the gross margin ratio in the third quarter was 77.4 percent. The adjusted gross margin ratio was 82.0 percent.

•	On a GAAP basis, selling, general and administrative expense was 19.5 percent of net revenues. The adjusted SG&A expense was 19.1 percent of net revenues.

•
On a GAAP basis, research and development expense was 26.9 percent of net revenues. The adjusted R&D expense was 14.5 percent of net revenues, reflecting funding actions supporting all stages of our pipeline.

•	On a GAAP basis, the operating margin in the third quarter was 30.9 percent. The adjusted operating margin was 48.4 percent.

•
On a GAAP basis, net interest expense was $420 million. The adjusted net interest expense was $288 million. On a GAAP basis, the tax rate in the quarter was 5.9 percent. The adjusted tax rate was 8.8 percent.

•
Diluted EPS in the third quarter was $1.26 on a GAAP basis, inclusive of an impairment charge related to intangible assets acquired as part of the 2016 acquisition of Stemcentrx, Inc. Adjusted diluted EPS, excluding specified items, was $2.33.

Note: “Operational” comparisons are presented at constant currency rates and reflect comparative local currency net revenues at the prior year’s foreign exchange rates.

Recent Events

•
AbbVie announced the U.S. Food and Drug Administration (FDA) approval of RINVOQ (upadacitinib) for the treatment of moderate to severe rheumatoid arthritis (RA) in adult patients who have had an inadequate response or intolerance to methotrexate. The approval is based on results from the SELECT Phase 3 program, one of the largest registrational Phase 3 programs in RA with approximately 4,400 patients evaluated across five studies. Additionally, the European Medicines Agency's Committee for Medicinal Products for Human Use adopted a positive opinion for RINVOQ, for the treatment of adult patients with moderate to severe active rheumatoid arthritis who have responded inadequately to, or who are intolerant to one or more disease-modifying anti-rheumatic drugs. Discovered and developed by AbbVie, RINVOQ marks the second FDA approval of a targeted immunomodulator therapy for AbbVie this year.

•
AbbVie announced positive top-line results from its first Phase 3 clinical trial of RINVOQ in adult patients with active psoriatic arthritis. Results from the SELECT-PsA 2 study, which evaluated RINVOQ versus placebo in patients who did not adequately respond to treatment with one or more biologic DMARDs, showed that both doses of RINVOQ (15 mg and 30 mg) met the primary endpoint of ACR20 response at week 12. Key secondary endpoints were also achieved and included HAQ-DI, PASI75, minimal disease activity, ACR50 and ACR70. The safety profile was consistent with that of previous studies across indications, with no new safety signals detected. Detailed study results will be presented at an upcoming medical conference.

•
AbbVie presented new long-term data showing a significant number of patients with moderate to severe plaque psoriasis treated with SKYRIZI (risankizumab) experienced complete skin clearance. At the World Congress of Dermatology (WCD), AbbVie presented data from the Phase 3 IMMhance study which showed 73 percent of patients achieved a static Physician Global Assessment (sPGA) score of clear or almost clear skin and 72 percent of patients achieved a Psoriasis Area and Severity Index (PASI) 100 score at week 94, among patients who achieved sPGA 0/1 at week 28. At the European Academy of Dermatology and Venereology (EADV), AbbVie presented data from the Phase 3 LIMMitless trial which showed that at approximately 2.5 years of treatment SKYRIZI provides durable maintenance of efficacy with 87 percent of patients achieving PASI 90, 61 percent achieving PASI 100 and 86 percent achieving a sPGA score of clear or almost clear skin. SKYRIZI is part of a collaboration between Boehringer Ingelheim (BI) and AbbVie, with AbbVie leading development and commercialization globally.

•
AbbVie announced the FDA approval of MAVYRET (glecaprevir/pibrentasvir) to shorten the once-daily treatment duration from 12 to 8 weeks in treatment-naïve, compensated cirrhotic, chronic hepatitis C (HCV) patients across all genotypes. Mavyret was previously approved by the FDA as an 8-week, pan-genotypic treatment for treatment-naïve HCV patients without cirrhosis. In addition, the European Commission (EC) approved MAVIRET (glecaprevir/pibrentasvir) for 8 weeks of treatment in treatment-naïve patients with chronic HCV and compensated cirrhosis with genotype 1, 2, 4, 5 and 6. The label expansions were based on data from the Phase 3b EXPEDITION-8 study in which an overall 98 percent of patients achieved a sustained virologic response 12 weeks after treatment.

•
AbbVie, in cooperation with Neurocrine Biosciences, Inc., announced the submission of a New Drug Application (NDA) to the FDA for elagolix, an investigational, orally administered gonadotropin-releasing hormone antagonist, for the management of heavy menstrual bleeding (HMB) associated with uterine fibroids in women. In two replicate Phase 3 clinical studies, elagolix demonstrated a statistically significant reduction in HMB, in combination with add-back therapy, compared to placebo. If approved by the FDA, elagolix will be an oral medical management treatment option for HMB associated with uterine fibroids.

Recent Events (continued)

•
Following the closure of the MERU Phase 3 study evaluating Rovalpituzumab Tesirine (Rova-T) as a first-line maintenance therapy for advanced small-cell lung cancer, the termination of the Rova-T research and development program and an evaluation of the Stemcentrx-related intangible assets, AbbVie recorded an impairment charge related to intangible assets acquired as part of its 2016 acquisition of Stemcentrx, Inc. The after-tax net impact of this impairment and the related adjustment to contingent consideration liabilities was $823 million. With this impairment there is no remaining balance on Stemcentrx-related intangible assets. AbbVie continues to focus research and development efforts on other therapies in its oncology portfolio of investigational and marketed medicines.

•
At the International Congress of Parkinson’s Disease and Movement Disorders, AbbVie presented data from 22 abstracts in Parkinson’s disease (PD) and other neurodegenerative disorders. Final data from the Phase 1b study evaluating the safety and tolerability of the investigational medicine ABBV-951 in patients with advanced PD demonstrated that ABBV-951 is safe and tolerable when delivered via 24-hour continuous subcutaneous infusion for 28 days and support future investigations of ABBV-951 as a potentially new treatment option for PD patients.

•
AbbVie and Allergan continue to cooperate fully with regulators regarding AbbVie's proposed acquisition of Allergan and both companies received a Request for Additional Information (Second Request) from the Federal Trade Commission. Additionally, Allergan shareholders voted to approve the proposed acquisition with more than 99 percent of the votes cast at both a special court-ordered meeting of shareholders and at an extraordinary general meeting of shareholders in favor of the transaction. AbbVie and Allergan continue to expect to close the transaction in early 2020.

Full-Year 2019 Outlook

AbbVie is updating its GAAP diluted EPS guidance for the full-year 2019 from $5.69 to $5.79 to $5.08 to $5.10, representing growth of 39.1 percent at the midpoint, inclusive of a non-cash charge for SKYRIZI contingent consideration following regulatory approvals in the second quarter and a third-quarter impairment charge related to intangible assets acquired as part of the 2016 acquisition of Stemcentrx, Inc. AbbVie is raising its previously announced adjusted EPS guidance range for the full-year 2019 from $8.82 to $8.92 to $8.90 to $8.92, representing growth of 12.6 percent at the midpoint. The company's 2019 adjusted diluted EPS guidance excludes $3.82 per share of intangible asset amortization expense, non-cash charges for contingent consideration adjustments and other specified items.

Company Declares Dividend Increase of 10.3 Percent

AbbVie is announcing today that its board of directors declared an increase in the company’s quarterly cash dividend from $1.07 per share to $1.18 per share beginning with the dividend payable on February 14, 2020 to shareholders of record as of January 15, 2020. This reflects an increase of approximately 10.3 percent, continuing AbbVie’s strong commitment to returning cash to shareholders through a growing dividend. Since the company's inception in 2013, AbbVie has increased its quarterly dividend by 195 percent. AbbVie is a member of the S&P Dividend Aristocrats Index, which tracks companies that have annually increased their dividend for at least
25 consecutive years.

Statements Required by the Irish Takeover Rules

The directors of AbbVie accept responsibility for the information contained in this announcement. To the best of the knowledge and belief of the directors of AbbVie (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement is in accordance with the facts and does not omit anything likely to affect the import of such information.

Any holder of 1% or more of any class of relevant securities of AbbVie Inc. may have disclosure obligations under Rule 8.3 of the Irish Takeover Panel Act, 1997, Takeover Rules 2013.

About AbbVie

AbbVie is a global, research-driven biopharmaceutical company committed to developing innovative advanced therapies for some of the world’s most complex and critical conditions. The company’s mission is to use its expertise, dedicated people and unique approach to innovation to markedly improve treatments across four primary therapeutic areas: immunology, oncology, virology and neuroscience. In more than 75 countries, AbbVie employees are working every day to advance health solutions for people around the world. For more information about AbbVie, please visit us at www.abbvie.com. Follow @abbvie on Twitter, Facebook or LinkedIn.

Conference Call

AbbVie will host an investor conference call today at 8:00 a.m. Central time to discuss our third-quarter performance. The call will be webcast through AbbVie’s Investor Relations website at investors.abbvie.com. An archived edition of the call will be available after 11:00 a.m. Central time.

Non-GAAP Financial Results

Financial results for 2019 and 2018 are presented on both a reported and a non-GAAP basis. Reported results were prepared in accordance with GAAP and include all revenue and expenses recognized during the period. Non-GAAP results adjust for certain non-cash items and for factors that are unusual or unpredictable, and exclude those costs, expenses, and other specified items presented in the reconciliation tables later in this release. AbbVie’s management believes non-GAAP financial measures provide useful information to investors regarding AbbVie’s results of operations and assist management, analysts, and investors in evaluating the performance of the business. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, measures of financial performance prepared in accordance with GAAP. The company’s 2019 financial guidance is also being provided on both a reported and a non-GAAP basis.

No Offer or Solicitation

This release is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the proposed acquisition of Allergan or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. In particular, this release is not an offer of securities for sale into the United States. No offer of securities shall be made in the United States absent registration under the U.S. Securities Act of 1933, as amended, or pursuant to an exemption from, or in a transaction not subject to, such registration requirements. Any securities issued in the proposed acquisition are anticipated to be issued in reliance upon available exemptions from such registration requirements pursuant to Section 3(a)(10) of the U.S. Securities Act of 1933, as amended. The proposed acquisition will be made solely by means of the scheme document (or, if applicable, the takeover offer document), which will contain the full terms and conditions of the proposed acquisition, including details with respect to the Allergan shareholder vote in respect of the proposed acquisition. Any decision in respect of, or other response to, the proposed acquisition, should be made only on the basis of the information contained in the scheme document.

Forward-Looking Statements

Some statements in this news release are, or may be considered, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements. AbbVie cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the possibility that the proposed acquisition of Allergan will not be pursued, failure to obtain necessary regulatory approvals or required financing or to satisfy any of the other conditions to the proposed acquisition, failure to realize the expected benefits of the proposed acquisition, failure to promptly and effectively integrate Allergan's businesses, significant transaction costs and/or unknown or inestimable liabilities, potential litigation associated with the proposed acquisition, challenges to intellectual property, competition from other products, difficulties inherent in the research and development process, adverse litigation or government action, and changes to laws and regulations applicable to our industry. Additional information about the economic, competitive, governmental, technological and other factors that may affect AbbVie’s operations is set forth in Item 1A, “Risk Factors,” of AbbVie’s 2018 Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission (SEC). AbbVie undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Profit Forecasts

AbbVie is updating its GAAP diluted EPS guidance for the full-year 2019 from $5.69 to $5.79 to $5.08 to $5.10.
AbbVie is raising its previously announced adjusted EPS guidance range for the full-year 2019 from $8.82 to $8.92 to $8.90 to $8.92.
The guidance statements above regarding GAAP EPS and adjusted EPS for the full-year 2019 each constitute a profit forecast for the purposes of the Rule 28 of the Irish Takeover Rules.
* Adjusted Earnings Per Share (“EPS”) is a non-GAAP diluted earnings per share, typically reported in AbbVie’s quarterly and annual financial results for the full year guidance and in the earnings calls for the next quarter guidance updates. This is not prepared in accordance with U.S. GAAP. This non-GAAP financial measure should not be considered in isolation from, as a substitute for, or superior to financial measures prepared in accordance with U.S. GAAP.

Adjusted EPS is calculated as net income excluding certain non-cash items and factors which are unusual or unpredictable, which include: amortization and impairment of intangible assets; change in fair value of contingent consideration; major restructuring costs, integration and other related transaction costs relating to acquisitions; litigation reserves; R&D milestones and acquired IPR&D, together with the tax effects of all these items.

Basis of preparation

The AbbVie profit forecasts (the “Profit Forecasts”) are based on the unaudited interim financial results for the nine months ended September 30, 2019 and a forecast of the results for the three months to December 31, 2019.

In accordance with Rule 28 of the Irish Takeover Rules, the directors of AbbVie confirm that the Profit Forecasts have been properly compiled on the basis of the assumptions stated below on a basis consistent with the accounting policies of AbbVie, which are in accordance with U.S. GAAP and those which AbbVie anticipates will be applicable for the full year ending December 31, 2019 (as adjusted for AbbVie non-GAAP policy to disclose adjusted earnings excluding specified items).

The AbbVie non-GAAP profit forecast does not include the proposed acquisition of Allergan as it is assumed the transaction will not close until 2020. However, the AbbVie GAAP profit forecast includes estimated one-time expenses relating to the transaction such as financing costs, legal, consultants, accountants, regulatory and other fees, which are expected to be incurred in 2019.

Principal assumptions

The Profit Forecasts have been compiled on the basis of the following assumptions:

Assumptions which are within AbbVie’s influence or control:

•
Executed licensing and partnership collaboration transaction impacts and transactions expected to be executed in the next quarter are included. In line with AbbVie’s historical practices, management continues to evaluate and pursue opportunities for further partnership collaborations and in-licensing transactions. No material acquisitions or disposals are anticipated in 2019;

•	There will be no material change in the operational strategy or current management of AbbVie during the year ending December 31, 2019 other than those already announced;

•	There will be no major site closures or rationalization during the three-month forecast period to December 31, 2019 other than those already commenced; and

•	Share repurchases and issuances are expected to be immaterial during the three-month forecast period to December 31, 2019.

Assumptions which are outside of AbbVie’s influence or control:

•	There will be no material supply chain, manufacturing and distribution disruptions and other business interruptions, including natural disasters or industrial disputes;

•
There will be no material adverse events that affect AbbVie’s key products, including adverse regulatory and clinical findings or publications, product recalls, liability claims, or loss of patent protection;

•	There will be no material changes to current litigation provisions due to a new or ongoing litigation claim;

•	There will be no material change in general market, economic, competitive environments or levels of demand in countries in which AbbVie operates that would materially affect AbbVie’s business;

•	There will be no material change to AbbVie customers’ agreements, rebates, or discount programs from those currently prevailing;

•
There will be no changes in exchange rates, interest rates, bases of taxes, tax laws or interpretations, or legislative or regulatory requirements from those currently prevailing that would have a material impact on AbbVie’s operations or its accounting policies;

•	There will be no material change to discount rate assumptions for calculating the fair value of contingent consideration from those currently prevailing; and

•	There will be no intangible asset impairments due to unfavorable clinical study results or safety signals.

Media:	Investors:
Adelle Infante	Liz Shea
(847) 938-8745	(847) 935-2211

Todd Bosse
(847) 936-1182

Jeffrey Byrne
(847) 938-2923

AbbVie Inc.
Key Product Revenues
Quarter Ended September 30, 2019
(Unaudited)

				% Change vs. 3Q18
	Net Revenues (in millions)				International		Total
	U.S.	Int’l.	Total	U.S.	Operational	Reported	Operational	Reported
ADJUSTED NET REVENUES[a]	$6,244	$2,235	$8,479	11.6%	(13.7)%	(15.3)%	3.5%	3.0%
Immunology	3,977	1,064	5,041	12.2	(30.9)	(32.6)	(1.1)	(1.6)
Humira	3,887	1,049	4,936	9.6	(31.8)	(33.5)	(3.2)	(3.7)
Skyrizi	76	15	91	n/m	n/m	n/m	n/m	n/m
Rinvoq	14	—	14	n/m	n/m	n/m	n/m	n/m

Hematologic Oncology	1,184	294	1,478	34.4	58.5	57.1	38.5	38.3
Imbruvica[b]	1,042	215	1,257	28.3	34.5	34.5	29.3	29.3
Venclexta	142	79	221	>100.0	>100.0	>100.0	>100.0	>100.0

HCV	368	330	698	(17.0)	(20.4)	(21.2)	(18.6)	(19.0)
Mavyret	368	327	695	(17.0)	(16.4)	(17.2)	(16.7)	(17.1)
Viekira	—	3	3	n/m	(88.6)	(88.1)	(88.5)	(88.0)

Other Key Products	780	399	1,179	(1.9)	11.3	9.6	2.2	1.7
Creon	265	—	265	11.2	n/a	n/a	11.2	11.2
Lupron	187	43	230	8.6	6.2	3.7	8.2	7.7
Synthroid	197	—	197	2.3	n/a	n/a	2.3	2.3
Synagis	—	132	132	n/a	35.4	36.2	35.4	36.2
Duodopa	26	91	117	36.4	9.6	5.8	14.4	11.3
Sevoflurane	18	66	84	(2.5)	(0.5)	(3.1)	(0.9)	(3.0)
Kaletra	7	67	74	(48.7)	(6.1)	(7.2)	(13.9)	(14.8)
AndroGel	53	—	53	(61.1)	n/a	n/a	(61.1)	(61.1)
Orilissa	27	—	27	>100.0	n/m	n/m	>100.0	>100.0
Note: “Operational” comparisons are presented at constant currency rates and reflect comparative local currency net revenues at the prior year’s foreign exchange rates.
n/a = not applicable
n/m = not meaningful

[a]
Adjusted net revenues exclude specified items. Refer to the Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for further details. Percentage change is calculated using adjusted net revenues.

[b]	Reflects profit sharing for Imbruvica international revenues.

AbbVie Inc.
Key Product Revenues
Nine Months Ended September 30, 2019
(Unaudited)

				% Change vs. 9M18
	Net Revenues (in millions)				International		Total
	U.S.	Int’l.	Total	U.S.	Operational	Reported	Operational	Reported
ADJUSTED NET REVENUES[a]	$17,478	$7,084	$24,562	10.4%	(14.0)%	(17.6)%	1.8%	0.5%
Immunology	11,027	3,378	14,405	9.5	(28.1)	(31.7)	(2.9)	(4.1)
Humira	10,895	3,357	14,252	8.2	(28.5)	(32.1)	(3.9)	(5.1)
Skyrizi	118	21	139	n/m	n/m	n/m	n/m	n/m
Rinvoq	14	—	14	n/m	n/m	n/m	n/m	n/m

Hematologic Oncology	3,121	798	3,919	36.5	56.0	54.2	40.1	39.8
Imbruvica[b]	2,757	621	3,378	29.5	36.5	36.5	30.7	30.7
Venclexta	364	177	541	>100.0	>100.0	>100.0	>100.0	>100.0

HCV	1,167	1,130	2,297	(3.5)	(23.9)	(26.9)	(14.9)	(16.6)
Mavyret	1,167	1,098	2,265	(3.2)	(19.3)	(22.3)	(11.9)	(13.5)
Viekira	—	32	32	(100.0)	(72.5)	(75.4)	(73.7)	(76.6)

Other Key Products	2,239	1,264	3,503	(3.2)	1.1	(3.4)	(1.7)	(3.3)
Creon	749	—	749	12.4	n/a	n/a	12.4	12.4
Lupron	546	122	668	3.1	2.7	(3.3)	3.1	1.9
Synthroid	582	—	582	2.6	n/a	n/a	2.6	2.6
Synagis	—	457	457	n/a	2.2	(1.0)	2.2	(1.0)
Duodopa	72	271	343	25.5	10.7	4.5	13.4	8.3
Sevoflurane	53	214	267	(2.2)	(9.8)	(14.8)	(8.4)	(12.5)
Kaletra	30	199	229	(27.7)	(1.0)	(5.1)	(5.5)	(8.9)
AndroGel	149	—	149	(62.2)	n/a	n/a	(62.2)	(62.2)
Orilissa	58	1	59	>100.0	n/m	n/m	>100.0	>100.0
Note: “Operational” comparisons are presented at constant currency rates and reflect comparative local currency net revenues at the prior year’s foreign exchange rates.
n/a = not applicable
n/m = not meaningful

[a]
Adjusted net revenues exclude specified items. Refer to the Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for further details. Percentage change is calculated using adjusted net revenues.

[b]	Reflects profit sharing for Imbruvica international revenues.

AbbVie Inc.
Consolidated Statements of Earnings
Quarter and Nine Months Ended September 30, 2019 and 2018
(Unaudited) (In millions, except per share data)

	Third Quarter Ended September 30		Nine Months Ended September 30
	2019	2018	2019	2018
Net revenues	$8,479	$8,236	$24,562	$24,448
Cost of products sold	1,920	1,835	5,433	5,696
Selling, general and administrative	1,657	1,919	4,991	5,470
Research and development	2,285	1,268	4,865	3,834
Acquired in-process research and development	—	55	246	124
Other expense	—	—	—	500
Total operating costs and expenses	5,862	5,077	15,535	15,624

Operating earnings	2,617	3,159	9,027	8,824

Interest expense, net	420	302	1,054	825
Net foreign exchange loss	19	2	31	18
Other expense, net	177	94	2,590	411
Earnings before income tax expense	2,001	2,761	5,352	7,570
Income tax expense	117	14	271	57
Net earnings	$1,884	$2,747	$5,081	$7,513

Diluted earnings per share	$1.26	$1.81	$3.41	$4.79

Adjusted diluted earnings per share[a]	$2.33	$2.14	$6.73	$6.01

Weighted-average diluted shares outstanding	1,483	1,515	1,483	1,561

[a]	Refer to the Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for further details.

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
Quarter Ended September 30, 2019
(Unaudited) (In millions, except per share data)

1.     Specified items impacted results as follows:

	3Q19
	Earnings		Diluted
	Pre-tax	After-tax	EPS
As reported (GAAP)	$2,001	$1,884	$1.26
Adjusted for specified items:
Intangible asset amortization	389	323	0.22
Milestones and other R&D expenses	20	20	0.01
Change in fair value of contingent consideration	271	271	0.19
Restructuring	17	14	—
Litigation reserves	7	5	—
Stemcentrx-related impairment	939	823	0.56
Acquisition related costs	158	128	0.09
As adjusted (non-GAAP)	$3,802	$3,468	$2.33
Milestones and other R&D expenses are associated with milestone payments for previously announced collaborations. Restructuring is primarily associated with streamlining global operations. Stemcentrx-related impairment refers to the net impact of the intangible asset impairment and the related fair value adjustment to contingent consideration liabilities. Acquisition related costs reflect transaction and financing costs related to the proposed Allergan acquisition.
2. The impact of the specified items by line item was as follows:

	3Q19
	Cost of products sold	SG&A	R&D	Interest expense, net	Other expense, net
As reported (GAAP)	$1,920	$1,657	$2,285	$420	$177
Adjusted for specified items:
Intangible asset amortization	(389)	—	—	—	—
Milestones and other R&D expenses	—	—	(20)	—	—
Change in fair value of contingent consideration	—	—	—	—	(271)
Restructuring	(6)	(3)	(8)	—	—
Litigation reserves	—	(7)	—	—	—
Stemcentrx-related impairment	—	—	(1,030)	—	91
Acquisition related costs	—	(26)	—	(132)	—
As adjusted (non-GAAP)	$1,525	$1,621	$1,227	$288	$(3)
3. The adjusted tax rate for the third quarter of 2019 was 8.8 percent, as detailed below:

	3Q19
	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$2,001	$117	5.9%
Specified items	1,801	217	12.1%
As adjusted (non-GAAP)	$3,802	$334	8.8%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
Quarter Ended September 30, 2018
(Unaudited) (In millions, except per share data)

1.     Specified items impacted results as follows:

	3Q18
	Earnings		Diluted
	Pre-tax	After-tax	EPS
As reported (GAAP)	$2,761	$2,747	$1.81
Adjusted for specified items:
Intangible asset amortization	320	263	0.17
Acquired IPR&D	55	55	0.04
Charitable contributions	115	89	0.06
Change in fair value of contingent consideration	95	95	0.06
Litigation reserves	228	176	0.12
Impacts of U.S. tax reform	—	(177)	(0.12)
Other	7	7	—
As adjusted (non-GAAP)	$3,581	$3,255	$2.14
Acquired IPR&D primarily reflects upfront payments related to R&D collaborations and licensing arrangements with third parties. Impacts of U.S. tax reform reflects a net tax benefit related to the timing of the legislation's phase in on certain subsidiaries. Other primarily includes restructuring charges associated with streamlining global operations.
2. The impact of the specified items by line item was as follows:

	3Q18
	Cost of products sold	SG&A	Acquired IPR&D	Other expense, net
As reported (GAAP)	$1,835	$1,919	$55	$94
Adjusted for specified items:
Intangible asset amortization	(320)	—	—	—
Acquired IPR&D	—	—	(55)	—
Charitable contributions	—	(115)	—	—
Change in fair value of contingent consideration	—	—	—	(95)
Litigation reserves	—	(228)	—	—
Other	(6)	(1)	—	—
As adjusted (non-GAAP)	$1,509	$1,575	$—	$(1)

3. The adjusted tax rate for the third quarter of 2018 was 9.1 percent, as detailed below:

	3Q18
	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$2,761	$14	0.5%
Specified items	820	312	38.1%
As adjusted (non-GAAP)	$3,581	$326	9.1%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
Nine Months Ended September 30, 2019
(Unaudited) (In millions, except per share data)
 1.     Specified items impacted results as follows:

	9M19
	Earnings		Diluted
	Pre-tax	After-tax	EPS
As reported (GAAP)	$5,352	$5,081	$3.41
Adjusted for specified items:
Intangible asset amortization	1,162	962	0.65
Milestones and other R&D expenses	95	95	0.06
Acquired IPR&D	246	241	0.16
Change in fair value of contingent consideration	2,744	2,746	1.85
Restructuring	188	153	0.10
Litigation reserves	27	21	0.01
Stemcentrx-related impairment	939	823	0.56
Acquisition related costs	189	155	0.10
Tax audit settlement	—	(267)	(0.18)
Other	20	20	0.01
As adjusted (non-GAAP)	$10,962	$10,030	$6.73
Milestones and other R&D expenses are associated with milestone payments for previously announced collaborations. Acquired IPR&D primarily reflects upfront payments related to R&D collaborations and licensing arrangements with third parties. Restructuring is primarily associated with streamlining global operations. Stemcentrx-related impairment refers to the net impact of the intangible asset impairment and the related fair value adjustment to contingent consideration liabilities. Acquisition related costs reflect transaction and financing costs related to the proposed Allergan acquisition.
2. The impact of the specified items by line item was as follows:

	9M19
	Cost of products sold	SG&A	R&D	Acquired IPR&D	Interest expense, net	Other expense, net
As reported (GAAP)	$5,433	$4,991	$4,865	$246	$1,054	$2,590
Adjusted for specified items:
Intangible asset amortization	(1,162)	—	—	—	—	—
Milestones and other R&D expenses	—	—	(95)	—	—	—
Acquired IPR&D	—	—	—	(246)	—	—
Change in fair value of contingent consideration	—	—	—	—	—	(2,744)
Restructuring	(15)	(110)	(63)	—	—	—
Litigation reserves	—	(27)	—	—	—	—
Stemcentrx-related impairment	—	—	(1,030)	—	—	91
Acquisition related costs	—	(50)	—	—	(139)	—
Other	(1)	—	(19)	—	—	—
As adjusted (non-GAAP)	$4,255	$4,804	$3,658	$—	$915	$(63)
3. The adjusted tax rate for the first nine months of 2019 was 8.5 percent, as detailed below:

	9M19
	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$5,352	$271	5.1%
Specified items	5,610	661	11.8%
As adjusted (non-GAAP)	$10,962	$932	8.5%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
Nine Months Ended September 30, 2018
(Unaudited) (In millions, except per share data)

1.     Specified items impacted results as follows:

	9M18
	Earnings		Diluted
	Pre-tax	After-tax	EPS
As reported (GAAP)	$7,570	$7,513	$4.79
Adjusted for specified items:
Intangible asset amortization	974	801	0.51
Milestones and other R&D expenses	87	87	0.05
Acquired IPR&D	124	124	0.08
Calico collaboration	500	500	0.32
Charitable contributions	235	182	0.12
Change in fair value of contingent consideration	432	432	0.28
Litigation reserves	346	276	0.18
Impacts of U.S. tax reform	—	(534)	(0.34)
Other	38	39	0.02
As adjusted (non-GAAP)	$10,306	$9,420	$6.01
Milestones and other R&D expenses are associated with milestone payments for previously announced collaborations. Acquired IPR&D primarily reflects upfront payments related to R&D collaborations and licensing arrangements with third parties. Impacts of U.S. tax reform reflects a net tax benefit related to the timing of the legislation's phase in on certain subsidiaries. Other primarily includes milestone revenue under a previously announced collaboration and restructuring charges associated with streamlining global operations.
2. The impact of the specified items by line item was as follows:

	9M18
	Net revenues	Cost of products sold	SG&A	R&D	Acquired IPR&D	Other operating expense	Other expense, net
As reported (GAAP)	$24,448	$5,696	$5,470	$3,834	$124	$500	$411
Adjusted for specified items:
Intangible asset amortization	—	(974)	—	—	—	—	—
Milestones and other R&D expenses	—	—	—	(87)	—	—	—
Acquired IPR&D	—	—	—	—	(124)	—	—
Calico collaboration	—	—	—	—	—	(500)	—
Charitable contributions	—	—	(235)	—	—	—	—
Change in fair value of contingent consideration	—	—	—	—	—	—	(432)
Litigation reserves	—	—	(346)	—	—	—	—
Other	(20)	(34)	(1)	(23)	—	—	—
As adjusted (non-GAAP)	$24,428	$4,688	$4,888	$3,724	$—	$—	$(21)

3. The adjusted tax rate for the first nine months of 2018 was 8.6 percent, as detailed below:

	9M18
	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$7,570	$57	0.8%
Specified items	2,736	829	30.3%
As adjusted (non-GAAP)	$10,306	$886	8.6%